EXHIBIT 16

April 26, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 26, 2016, to be filed by our former client, Takung Art Co., Ltd. We agree with the statements made in response to that Item insofar as they relate to our Firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ AWC (CPA) Limited

Certified Public Accountants